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                                                                   EXHIBIT 10.13

                            Sun Professional Services

              Subcontractor Master Consulting Agreement SPS: 7787
                                                             ----

This Subcontractor Master Consulting Agreement ("Agreement") is entered into on 1-18-2000, 19__ (the "Effective Date"), by and between Sun Microsystems, Inc.,
---------
with its principal place of business at 901 San Antonio Road, Palo Alto, CA 94303 (hereinafter referred to as "Sun") and Logical Design Solutions with its
                                             ------------------------
principal place of business at 55 Broadway 21st Floor, NY, NY 10006 (hereinafter
                               ------------------------------------
referred to as "Subcontractor"). This Agreement contains the full agreement of the parties and supersedes any prior agreements, written or oral, between the parties relating to this subject matter.

                                    RECITALS

WHEREAS, Sun Microsystems, Inc. by and through its business unit, Sun Professional Services, is in the business of providing integration services to its various Customers; and

WHEREAS, Subcontractor is in the business of providing technical consulting services; and

WHEREAS, the parties desire to enter into a contractual relationship for the provision of Services to Sun Customers as described herein; and

WHEREAS, the parties acknowledge that Sun shall act as the prime contractor for the delivery of Services to its Customers, and that _______________ shall act as a Subcontractor under said prime contract(s) for the delivery of the Services described herein.

1.   Definitions

     1.1. "Services" shall include, but not be limited to, programming, software analysis, project analysis, project management, facilities management, document development, testing and technical support.

     1.2. "Customer" shall mean Sun's customer to whom the Services under this Agreement shall be provided.

     1.3. "Prime Contract" shall mean Sun's contract with the Customer for which purchase orders under this Agreement will be issued.

     1.4. "Prime Contractor" - Sun is the Prime Contractor with the primary responsibility for the provision of Services to the Customer.

     1.5. "Subcontractor" shall mean the person or firm contracting to perform the Services defined herein.

2.   Terms and Conditions

     2.1. This Agreement contains the terms and conditions which apply to all purchases of Services made pursuant to this Agreement, notwithstanding any terms or

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          conditions contained in any acknowledgment or other business forms transmitted by Subcontractor. All Subcontractor acknowledgments and transmittals must reference this Agreement and Sun's applicable purchase order.

     2.2. This Agreement does not constitute a purchase order or other commitment. Purchases of Services shall be evidenced by purchase orders issued by Sun's purchasing department. Sun shall be liable under this Agreement only for those purchases of Services covered by such a purchase order.

     2.3. Upon request of Sun, Subcontractor shall furnish to Sun written evidence of Subcontractor's compliance with its obligations of this Agreement. Subcontractor further agrees to provide in a format acceptable to Sun any and all reports and cooperate with any audits which Sun may request.

3.   Term of the Agreement

     The term of this Agreement shall commence upon the Effective Date as defined herein and shall continue until one (1) year after the Effective Date ("Initial Term"). Thereafter, this Agreement shall be automatically renewed for additional one (1) year periods unless either party gives written notice of termination at least sixty (60) days before any anniversary of the Effective Date, unless sooner terminated in accordance with the provisions hereof (the "Term").

4.   Services

     4.1. Subcontractor, as an independent contractor and not as an agent, shall provide the Services described herein on a case-by-case basis in support of Sun Prime Contracts.

     4.2. Sun, by issuance of a purchase order, shall request that Subcontractor provide the services defined in the Statement of Work (SOW), which will be made a part of this Agreement as Exhibit A. The Services shall conform to the scope of work described in the SOW(s) and corresponding purchase order(s) issued by Sun.

     4.3. In the event Subcontractor anticipates at any time that it will not reach one or more milestones or complete one or more assignments within the prescribed timetable, Subcontractor shall immediately so inform Sun by written notice.

     4.4. Sun may at any time, and for any reason, terminate the Services of any person or persons provided by Subcontractor to Sun. Subcontractor shall act promptly to remove such individual(s) from either Sun's or the Customer's premises. Sun's sole liability in such event shall be to pay Subcontractor, in accordance with the applicable purchase order, for the Services actually performed by such individual(s) prior to the termination.


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5.   Changes

     Subcontractor agrees that it will, upon the request of Sun, negotiate in good faith to amend this Agreement to incorporate additional provisions herein and to change the provisions hereof, as Sun may reasonably deem necessary in order to comply with the provisions of the Prime Contract or with the provisions of amendments to the Prime Contract. If any such amendment to this Agreement causes an increase in the cost of, or the time required for, performance under this Subcontract, an equitable adjustment shall be made in the Agreement price or delivery schedule, or both. No claim by the Subcontractor for such an adjustment will be valid unless asserted within fifteen (15) calendar days from the date of the Subcontractor's receipt of the change request.

6.   Additional Terms and Conditions

     Both parties agree that from time to time it will be necessary to negotiate additional terms and conditions which shall be attached hereto and incorporated herein by reference as Exhibit B. In the event that any inconsistency exists between this Agreement and the additional terms and conditions, the additional terms and conditions will take precedent.

7.   Interim Review

     7.1. At each milestone Sun will review the progress of the project, provide written direction for any revisions that may be desired by Sun, or its Customer, to the Agreement, and authorize Subcontractor, in writing. If changes in the work are required due to the errors or omissions of Subcontractor, Subcontractor shall, at its expense, make any revisions requested by Sun to make the Services conform to the SOW.

     7.2. Sun reserves the right to reject the Services anytime, if the Services were not delivered in a timely manner in accordance with the SOW. If Sun determines that the Services do not conform to the SOW, Sun shall notify Subcontractor in writing, and Subcontractor shall have ten (10) working days to submit new Deliverables and/or perform new Services conforming to the SOW.

8.   Payment

     8.1. As full compensation and consideration for the Services and other obligations of Subcontractor set forth herein, Sun will pay Subcontractor in accordance with the applicable purchase order. Sun's payment terms are 2%15 Net 45. Payment check will be issued according to terms of payment upon receipt of invoice in Sun's Accounts Payable Department. Payments are considered made by Sun on date of mailing as evidenced by postmark. Any out-of-pocket expenses (e.g. travel) incurred by Subcontractor in connection with providing the Services will be the sole responsibility of Subcontractor, unless otherwise approved in writing by Sun prior to Subcontractor incurring such expense. Sun shall only pay for


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          actual expenses incurred by Subcontractor's employees at fair and reasonable rates.

     8.2. For time and material efforts, timecards are to be submitted, by Subcontractor personnel, to the applicable Sun Project Manager each Friday via FAX for the respective week's work. An example of the Consultant Timecard is set forth as Exhibit C.

     8.3. Subcontractor shall each month submit duplicate invoices to Sun for the Services performed and any approved expenses incurred in the immediately preceding month. Subcontractor shall include with each invoice: (1) Time Cards for each employee of Subcontractor performing Services hereunder, showing the amounts of billable time expended, and a description of the work performed; (2) Receipts or other documentation supporting reimbursable expenses previously approved by Sun.

     8.4. Subcontractor shall promptly pay its employees for all work performed. If Subcontractor does not pay its employees on a current basis for work performed on behalf of Sun, such nonpayment shall be deemed a material breach of this Agreement and shall entitle Sun, in addition to all other remedies, to withhold all further payments to Subcontractor under the applicable purchase order and contract directly with such employee(s) to complete the Services.

9.   Ownership

     9.1. With the exception of modifications to Subcontractor specific products, all right, title and interest in and to any code developed by Subcontractor and all right, title and interest in and to all patents, copyrights, mask work rights, trade secrets, trademarks and other intellectual property developed hereunder are hereby, upon Subcontractor's creation thereof, transferred and assigned to Sun or otherwise vested therein. Subcontractor shall obligate its employees and/or agents to provide and shall supply Sun at no additional cost, all such assignments, rights and covenants as Sun deems appropriate to assure and perfect such transfer, assignment or other vesting. All code or information developed under this Agreement shall be deemed to be a "work made for hire" to the extent allowed by law. Subcontractor agrees, and shall obligate Subcontractor's employees to agree, that all code or information developed hereunder shall be kept in confidence by Subcontractor and Subcontractor's employees and shall be used only in the performance of this Agreement, and may not be used for other purposes except upon such terms as agreed to under this Agreement. Sun shall have all right, title and interest to such modifications. Sun shall acquire title, upon its delivery, to all software media and other information, communication, and copies of the code developed hereunder.

     9.2. Notwithstanding the above, Sun grants Subcontractor a perpetual, royalty-free, non-exclusive, non-transferable, worldwide license to use and reproduce the code

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           developed under this Agreement in object code form only and solely for use on Sun hardware platforms.

10.  Warranty

     10.1. Subcontractor warrants that the Services provided hereunder will substantially conform to the SOW. In the event that the Services provided hereunder fail to conform to the SOW, Subcontractor's obligation hereunder at Sun's option will be to promptly (a) bring work performed hereunder into compliance with the SOW, or (b) grant Sun a refund of the compensation paid by Sun relating to the nonconforming work.

     10.2. Subcontractor represents and warrants that Subcontractor is the sole developer of any work products produced hereunder, that such work product is original, does not infringe upon or violate any patent, mask work rights, copyright, trade secret, trademark or other proprietary right of any third party and that Subcontractor has the right to make disclosure and use of all such information used by Subcontractor in the performance of the Services.

     10.3. Subcontractor warrants that: a) all versions of its products and services which are sold and licensed to Sun ("Products") and comprising the Deliverables (in whole or in part) have been or will be tested for, and will be documented for Sun and its customers as meeting the Year 2000 Compliant definition set out below; and b) if Products incorporate inferencing rules, Subcontractor will notify Sun of the specific rules applied and ensure that they are unambiguous.

Sun's remedies for Subcontractor's breach of the warranty in this Section 10.3, will be for Sun at its option to require Subcontractor, free of charge to Sun:
(a) to use all reasonable efforts to make Products Year 2000 Compliant; or (b) to supply functionally equivalent Products which are Year 2000 Compliant; or (c) to refund to Sun the full purchase price or license fees paid by Sun for non-complaint Products.

In addition to the above remedies, Sun may also require Subcontractor, free of charge to Sun: (a) to provide Sun with the source code to software Products; (b) to permit Sun or its contractors to access and modify such source code, to the extent required for Sun or its contractors to create Year 2000 Compliant products and services; and (c) to distribute modified source code and license it to Sun's customers, to the extent required for them to have Year 2000 Compliant products and services.

Subcontractor further represents and warrants to Sun that the data processing and business systems on which Subcontractor relies to operate its business and to supply Products to Sun are Year 2000 Compliant and that the date change from December 31, 1999 to January 1, 2000 and the occurrence of any leap year will not materially affect Subcontractor's ability to provide Sun with Products.

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     For the purposes of this Agreement "Year 2000 Compliant" means that
     Products will not produce errors in the calculation or processing of date data related to the year change from December 31, 1999 to January 1, 2000. Date calculation or representation, including leap years, will be accurate when products are used in accordance with their accompanying documentation, provided that all hardware and software products used in combination with Year 2000 Compliant Products properly exchange date data with them.

11.  Personnel

     Subcontractor shall secure all personnel required to perform Services pursuant to this Agreement. Subcontractor's employees and agents shall observe the working hours, working rules and holiday schedule of the Customer while working on the Customer's premises. Sun reserves the right to direct the replacement of any personnel assigned by Subcontractor to perform the services. If Sun determines that the presence of such person is detrimental to the progress of the work, Subcontractor shall replace such personnel with properly qualified personnel as soon as is reasonably practical. The parties agree that Subcontractor is an independent contractor and in no event shall any temporary personnel hired by Subcontractor and provided to Sun hereunder be considered an employee or agent of Sun. Subcontractor agrees and understands that it assumes all responsibility for, and liability arising form, any employment or payroll tax withholding obligations for personnel provided to Sun, indulging, without limitation, federal and state income tax withholding, FICA, FUTA, SDI and state payroll taxes. Nothing herein shall be construed to grant to Subcontractor any right or authority to create any obligation, expressed or implied, on behalf of Sun, or to bind Sun or its Customers in any manner whatsoever.

12.  Employment Taxes and Benefits

     12.1. Subcontractor shall be responsible for the payment of any and all taxes due as a result of the performance of the Services or the payment, thereof, Subcontractor acknowledges and agrees that it is solely the responsibility of Subcontractor to report as income all compensation received hereunder and Subcontractor shall indemnify and hold harmless Sun and its Customers from any obligation to pay any sales or withholding taxes, social security, unemployment or disability insurance or similar charges or impounds, including any interest or penalties thereof, in connection with any payments made to Subcontractor hereunder.

     12.2. Subcontractor shall comply with all applicable state, federal and local laws including, but not limited to, laws and regulations covering wages, hours of work and payroll withholding.

13.  Employee Conversion

     During the period commencing on the date Subcontractor employee or contractor commences to provide Services to Sun under this Agreement and continuing for twelve (12) months, Sun may not convert Subcontractor employee or contractor to Sun's payroll.

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     After twelve (12) months Sun will have the right to convert said
     Subcontractor employee or contractor to Sun's payroll. After twelve (12) months Sun will have the right to convert said Subcontractor employee or contractor at no further cost.

14.  Direct Contracting Fee

     Both parties acknowledge that Sun has made a major sales investment in those contractual relationships where Subcontractor has worked under this Agreement and the parties further acknowledge that there may be occasions when the Customer may desired to contract directory with the Subcontractor. In those situations where the Subcontractor has worked previously under subcontract with Sun and is requested by the Customer during the subcontract effort or the twelve (12) month period following the termination by the Customer during the subcontract effort or the twelve
     (12) month period following the termination of its contractual relationship with Sun, the Subcontractor shall pay Sun an amount equal to and not to exceed twenty percent (20%) of the contract amount between the Subcontractor and Customer. The Direct Contracting Fee does not apply in instances where a previous relationship exists, or where the Subcontractor's sales force has been working Sun Customer on an un-related effort.

15.  Discrimination

     Subcontractor shall not discriminate in any manner against any individual because of race, color, religion, national origin, age, sex or handicap. Subcontractor, in performing Services under this Agreements, shall comply with all applicable laws, rules and regulations concerning the prohibition of discrimination in employment.

16.  Confidentiality

     16.1. The parties acknowledge and agree that, in the course of performing under this Agreement, each party may be provided with or given access to information, in verbal or written form, that is proprietary and confidential to the other party ("Information") including by way of illustration only and without limitation, the management and business of the other party, the organizational structure, policies and procedures of the other party, information concerning the business relationships of the other party and information relating to and/or proprietary to the clients of the other party. For the purposes of this provision each party will be deemed to be (i) the "Recipient" with regard to the information that it receives from the other party
           (ii) the "Disclosure" with regard to the Information that it provides to the other party. Recipient shall employ the same degree of care in preventing the disclosure of the Information to any third party(ies) as it uses with regard to its own information of similar importance, provided, however, that in no event shall Recipient employ less than a reasonable degree of care. Recipient shall only disclose Information to those of its employees who have a need to know the Information for the purposes of performing under this Agreement. The term "Information" as used herein shall not include, and neither party shall have any obligation of confidentiality with respect to, information that; (a) is in or

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           comes into the public domain (except as a result of a breach of this provision); (b) is received by Recipient from a third party not under an obligation of confidentiality with respect thereto; (c) is independently developed by the Recipient's personnel who have not had access to the Information of the Discloser; (d) is required to be disclosed by Recipient under operation of law or (e) is approved for disclosure by Recipient in writing executed by the Discloser.

     16.2. It is understood and agreed that in the event of a breach of this Section, damages may not be an adequate remedy that the Discloser shall be entitled to injunctive relief to restrain any such breach, threatened or actual.

17.  SunScreen Requirement

     Subcontractor agrees and warrants that for each Subcontractor employee whom it identifies for a Sun project, Subcontractor will provide the Sun security department a SunScreen form as attached as Exhibit D. Only after Sun's approval of the SunScreen form can Subcontractor assign said employee to any Sun project.

18.  Indemnification

     18.1. Subcontractor shall defend Sun and/or the Customer against any claim that Services furnished hereunder infringe any U.S. Patent, trade secret or copyright and will indemnify Sun and/or the Customer against any loss, damage or liability arising from final award against Sun and/or the Customer, provided that Sun notifies the Subcontractor promptly in writing of the claim and provides Subcontractor with reasonable assistance and sole authority to defend or settle such claims, at Subcontractor's sole expense. Subcontractor shall not be liable for any claim of infringement arising from Subcontractor's conformance with specifications provided by Sun and/or the Customer. THIS PARAGRAPH STATES THE ENTIRE LIABILITY OF SUBCONTRACTOR WITH RESPECT TO INFRINGEMENT OF PATENTS, TRADE SECRETS OR COPYRIGHTS AND SUBCONTRACTOR SHALL HAVE NO ADDITIONAL LIABILITY WITH RESPECT TO ANY ALLEGED OR PROVEN INFRINGEMENT.

     18.2. Subcontractor shall indemnify and hold harmless Sun, its officers, directors, employees, agents and attorneys from and against any claims or actions brought by third parties and from any and all damages, losses, expenses, including reasonable attorneys' fees and costs of litigation, arising out of or resulting from acts, errors or omissions by Subcontractor or any of its agents, employees, or subcontractors.

19.  Limitation of Liability

     Except for express undertakings to indemnify under this Agreement, and/or breach of the Confidential Information obligations:

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     a. Each party's liability to the other for claims relating to this
        Agreement, whether for breach or in tort, shall be limited to ONE HUNDRED THOUSAND DOLLARS ($100,000.00) or the value of the applicable purchase order, whichever is greater.

     b. In no event will either party be liable for any indirect, punitive, special, incidental or consequential damage in connection with or arising out of this Agreement (including loss of profits, use, data, or other economic advantage), however it arises, whether for breach of this Agreement, including breach of warranty, or in tort, even if that party has been previously advised of the possibility of such damage. Further, liability for such damage shall be excluded, even if the exclusive remedies provided for in this Agreement fail of their essential purpose.

20.  Insurance

     20.1. Subcontractor agrees to maintain insurance in accordance with the following:

           Workers Compensation & Employer's Liability:
           -------------------------------------------

           As required under the laws of the states in which the work is performed with Employer's liability limit not less than $500,000 per occurrence/annual aggregate.

           Commercial General Liability:
           ----------------------------

           Covering all operations of the Subcontractor including product and completed operations and contractual liability against claims for personal bodily injury and property damage with a liability limit not less than $2,000,000 per occurrence/annual aggregate.

           Automobile Liability Insurance:
           ------------------------------

           Covering bodily injury and property damage liability arising out of the use by or on behalf of the Subcontractor, its agents and employees of any owned, non-owned or hired automobile with combined limits not less than $100,000.

           Errors & Omission Insurance:
           ---------------------------

           Covering loss or damage arising out of negligent acts or errors or omissions which arise from professional Services provided by Subcontractor under this Agreement with limits no less than $1,000,000 per occurrence.

     20.2. Such insurance coverage as is required under this Agreement shall be in form and with insurance carriers satisfactory to Sun and without additional cost to Sun, unless otherwise provided herein. As evidence of said coverage, Subcontractor shall forward Certificates of Insurance, or copies of insurance policies, to Sun, which shall contain a provision to notify Sun in writing of a cancellation or non-renewal of said coverages not less than thirty (30) days before its effective dates.

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     20.3. The foregoing statements as to the types and limits of insurance coverage to be maintained by Subcontractor, and any approval or waiver of said insurance by Sun, is not intended to and shall not in any manner limit or qualify the liabilities and obligations otherwise assumed by Subcontractor pursuant to this Agreement, including but not limited to the provisions concerning indemnification.

21.  Termination

           This Agreement, or any Purchase Orders issued hereunder, may be terminated upon the occurrence of any of the following:

           a. The liquidation or dissolution of Sun or the Subcontractor;

           b. Termination by Sun for Subcontractor's material breach of this Agreement where such breach continues for a period of thirty (30) business days following Sun's written notice thereof;

           c. Termination by Sun for Subcontractor's failure to remedy any defect in the Services provided under this Agreement, where such defect is not cured within thirty (30) business days following Sun's written Notice of such defect;

           d. Termination by Subcontractor for Sun's material breach where such breach continues for thirty (30) business days following Sun's receipt of Subcontractor's written notice;

           e. The termination of Sun's Customer Contract;

           f. Amendment of Sun's Customer Contract such that the specific Services are no longer required.

22.  Assignment

     Subcontractor may not assign or delegate obligations under this Agreement, either in whole or in part, without the prior written consent of Sun. Any unauthorized assignment or delegation by Subcontractor shall be null and void, and shall give Sun the right immediately to terminate this Agreement without liability for Services performed after such terminations. The rights and liabilities of the parties hereto shall be binding upon and inure to the benefit of their respective successors, permitted assigns, executors, and administrators.

23.  Permits

     Subcontractor shall acquire and maintain in good standing, and at its sole expense, all permits, licenses and other entitlements required of it in the performance of Services under this Agreement.

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24.  No Use of Sun's Name

     Subcontractor shall not use Sun's name in any form of publicity or release without Sun's prior written approval.

25.  Dispute Resolution

     Any action related to this Subcontract will be governed by California law, excluding choice of law rules.

26.  Attorneys' Fees

     In the event that any dispute arises between the parties hereto with regard to any of the provisions of this Agreement or the performance of any of the terms and conditions hereof, the prevailing party in any such dispute shall be entitled to recover costs and expenses associated with resolving such dispute, including reasonable attorneys' fees.

27.  Waiver

     The failure of Sun to enforce at any time the provisions of this Subcontract, to exercise any election or option provided herein, or to require at any time the performance by Subcontractor of any provisions herein will not in any way be construed to be a waiver of such provisions.

28.  Notices

     Any notice required under this Agreement shall be in writing and shall be sent to the individuals listed below. Notices shall be effective when received and shall be sent via FAX, certified or registered mail, return receipt requested, or via overnight carrier.

     Sun:
     Sun Professional Services
     901 San Antonio Road
     Mail Stop:  MTV19-220
     Palo Alto, CA 94303
     Attn:
     Phone:
     FAX:  650-336-6451

     CUSTOMER:
     Attn:
     Phone:
     FAX:
     Email:

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29.  Severability

     If any provision of this Agreement shall be held illegal, unenforceable, or in conflict with any law of a federal, state, or local government having jurisdiction over this Agreement, the validity of the remaining portions or provisions hereof shall not be affected thereby.

30.  Entire Agreement

     This Agreement and the Exhibits hereto constitutes the entire agreement of the parties and supersedes all prior or contemporaneous oral or written communications, proposals and representations with respect to its subject matter and prevails over any conflicting or additional terms of any quote, order, acknowledgment, or similar communication between the parties during the term of this Agreement.


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                                 Signature Page

IN WITNESS WHEREOF, the parties hereto have executed this Subcontract as of the day and year first above written.

SUN MICROSYSTEMS, INC.                 [SUBCONTRACTOR]


By:                                    By:
   -------------------------------           -------------------------------
         (Signature)                               (Signature)


   -------------------------------           -------------------------------
         (Typed Name)                               (Typed Name)


   -------------------------------           -------------------------------
         Sun Professional Services

         (Title)                                    (Title)



EXHIBIT A - STATEMENT OF WORK
EXHIBIT B - ADDITIONAL TERMS & CONDITIONS
EXHIBIT C - TIMECARD
EXHIBIT D - SUNSCREEN FORM

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                       Exhibit A-(#) -- STATEMENT OF WORK

SUN CUSTOMER NAME:        ------------------------------------------------------

SUBCONTRACTOR STATE DATE: ------------------------------------------------------


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